EXHIBIT 99.1

                   VSE REPORTS SECOND QUARTER 2007 RESULTS
               Company Earns $0.71 Per Share Diluted in Quarter


       Alexandria, Virginia, July 31, 2007 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the periods ended June 30, 2007 and 2006:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(in thousands, except share and per share amounts)

                               	               Three Months             Six Months
                                             2007        2006        2007        2006
                                             ----        ----        ----        ----
Revenues  	                         $ 159,644   $  94,844   $ 280,333   $ 158,144
Costs and expenses of contracts            153,904      91,354     270,152     152,266
                                         ---------   ---------   ---------   ---------
Gross profit  		                     5,740       3,490	    10,181       5,878
Selling, general and administrative
  expenses                                     243         295         394         418
Interest income, net                          (255)        (83)       (371)       (220)
                                         ---------   ---------   ---------   ---------
Income before income taxes                   5,752       3,278      10,158       5,680
Provision for income taxes                   2,205       1,251       3,882       2,168
                                         ---------   ---------   ---------   ---------
Net income                               $   3,547   $   2,027   $   6,276   $   3,512
                                         =========   =========   =========   =========
Earnings per share:
Basic  	                                 $     .72   $     .43   $    1.29   $     .74
Diluted                                        .71	   .42        1.27         .72

Weighted average shares outstanding:
Basic                                    4,931,942    4,733,424  4,870,027   4,728,002
Diluted                                  4,977,390    4,840,448  4,933,705   4,853,468


Financial Results
Commenting on the financial results, VSE Chairman, President and CEO/COO
Don Ervine said, "Revenues increased by approximately 68% and 77% for the three and six month periods ended June 30, 2007, as compared to the same periods of 2006. The primary reasons for the increases in revenues were 1) revenues associated with the U.S. Army Equipment Support Program; 2) revenues from the start of the Treasury Seized Property Management Program; and 3) various revenue increases across a number of other programs."

"Net income increased by approximately 75% and 79% for the three month and six month periods ended June 30, 2007, as compared to the same periods of 2006. The increases were primarily due to the increase in revenues on the Army Equipment Support program, increased profitability of systems equipment services performed, revenue and margin increases on equipment refurbishment services, increased ship transfer division award fee income, and the Treasury Seized Property Management Program."

                                   - more -

VSE Corporation News Release (continued)


"The financial results from the acquisition of our new subsidiary Integrated Concepts and Research Corporation (ICRC) on June 4, 2007, included in the Consolidated Statements of Income, were not significant for the three and six month periods ended June 30, 2007."

"Bookings for the six month period ended June 30, 2007, were about $321 million compared to revenues of about $280 million for the same six month period. Funded backlog as of June 30, 2007, was about $372 million, including about $43 million in backlog from the acquisition of ICRC. This compares favorably to a funded backlog of about $299 million at December 31, 2006, and about $264 million for the year-ago quarter ended June 30, 2006. We believe these indicators are positive for our continued growth for the remainder of 2007. We look forward to reporting on our progress as the year proceeds."

Safe Harbor
This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 20 locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact
Len Goldstein, Director of Business and New Product Development, at
(703) 317-5202.

News Contact:  C. S. Weber, CAO, (703) 329-4770

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